Exhibit 5.1

OPINION OF LOWENSTEIN SANDLER PC

September 22, 2010

Center Bancorp, Inc.
2455 Morris Avenue
Union, New Jersey 07083

Re:  Offering of Common Stock by Center Bancorp, Inc.

Ladies and Gentlemen:

We have acted as counsel to Center Bancorp, Inc., a New Jersey corporation (the “Company”), in connection with two separate and current offerings (the “Offerings”) by the Company of an aggregate of 1,715,000 shares (the “Shares”) of the common stock, no par value (the “Common Stock”) of the Company. The Offerings are to be made pursuant to the Company’s Registration Statement on Form S-3, No. 333-165787 (the Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and declared effective by the Commission on May 5, 2010, the related prospectus, dated May 5, 2010 and two prospectus supplements relating to the Offerings filed with the Commission on September 22, 2010 pursuant to Rule 424(b) of the rules and regulations promulgated under the Act (the “Prospectus Supplements”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforementioned instruments, certificates, records and documents and inquiries of certain officers of the Company.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance by the Company’s Board of Directors and, when the Company issues the Shares against payment of the consideration for such Shares described in each of the Prospectus Supplements, the Shares will be validly issued, fully paid and nonassessable.

Our opinion is limited to the federal laws of the United States, the laws of the State of New Jersey and the laws of the State of New York. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

Center Bancorp, Inc.	September 22, 2010

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus and the Prospectus Supplements under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.  This opinion is being rendered solely for the benefit of the Company in connection with the maters addressed herein.  This opinion may not be relied upon by you for any other purpose or furnished or quoted to or relied upon by any other person, firm or entity for any purpose, without our prior written consent.

Very truly yours,

LOWENSTEIN SANDLER PC

/s/ Lowenstein Sandler PC